Exhibit 3

Names and Addresses of the Underwriters

Deutsche Bank AG, Taipei Branch

10/F, 296 Ren-Ai Road Sec. 4

Taipei, Taiwan, R.O.C.

Goldman Sachs (Asia) L.L.C., Taipei Branch

Taipei Metro Tower, 11th Floor

207 Tun Hua South Road, Sec. 2

Taipei, Taiwan, 10675

HSBC Bank (Taiwan) Limited

13/14F, International Trade Building

333 Keelung Road Sec. 1

Taipei 110, Taiwan

Morgan Stanley Taiwan Limited

22nd Floor

207 Tun-Hwa South Road, Sec. 2

Taipei 106, Taiwan, R.O.C.